As filed with the Securities and Exchange Commission on June 3, 2008

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ev3 Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	32-0138874
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000
(Address of Registrant’s Principal Executive Office) (Zip Code)

Non-Plan Stock Option Agreement
(Full title of the plan)
Kevin M. Klemz
Senior Vice President, Secretary and Chief Legal Officer
ev3 Inc.
9600 54th Avenue North
Plymouth, Minnesota 55442
(763) 398-7000
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies requested to:
Amy E. Culbert, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7287
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer (Do not check if a smaller reporting company) ☐	Accelerated filer ☑ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
to be Registered	Registered(1)	Offering Price Per Share(2)	Aggregate Offering Price(2)	Registration Fee
Common stock, par value $0.01 per share	754,000 shares	$8.64	$6,514,560	$256.02

(1)	The maximum number of shares of common stock of the Registrant that may be issued under the above-referenced agreement is subject to adjustment in accordance with certain provisions of the agreement. In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that may be offered or issued to prevent dilution resulting from any stock split, stock dividend, recapitalization or other similar transaction.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act and calculated based on the exercise price of the non-plan stock options granted.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is filed by ev3 Inc. (the “Registrant”) relating to 754,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable pursuant to a non-plan stock option agreement previously granted and disclosed by the Registrant as an inducement award.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 30, 2008;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 3, 2008, February 8, 2008, February 21, 2008, March 28, 2008, April 7, 2008 (Items 1.01, 5.02, 5.03 and 9.01) and the Registrant’s Amendment No. 1 to Current Report on Form 8-K/A filed on April 7, 2008; and

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. No. 000-51348) filed with the Commission on June 8, 2005 under Section 12(g) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents filed with the Commission by the Registrant (other than portions of such documents which are furnished and not filed) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the time of filing of such documents.
     Any statement contained in the documents incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     The Registrant’s amended and restated certificate of incorporation, as amended, provides that it will, and Delaware law permits it to, under certain situations, indemnify any of its directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses, including attorney’s fees, incurred by the person in connection with the proceeding if certain statutory standards are met. Any of these persons is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding. A proceeding means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the Registrant. Reference is made to Section 145 of the Delaware General Corporation Law and the Registrant’s amended and restated certificate of incorporation, as amended.
     The Registrant maintains an insurance policy providing for indemnification of its officers, directors and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Registrant’s change in control agreements with each of its executive officers and certain other employees provide that, in addition to any other indemnification obligations that the Registrant may have, if, following a change in control (as defined in such agreements), any of such individuals incurs damages, costs or expenses (including, without limitation, judgments, fines and reasonable attorney’s fees) as a result of such individual’s service to the Registrant or status as an officer and employee of the Registrant, such individual will be indemnified by the Registrant to the fullest extent permitted by law, except to the extent that such damages, costs or expenses arose as a result of such individual’s gross negligence or willful misconduct.
     Prior to the consummation of the initial public offering of the Registrant’s common stock, ev3 LLC, a former Delaware limited liability company and the Registrant’s former parent company, merged with and into the Registrant and the Registrant became the holding company of ev3 LLC’s subsidiaries. The operating agreement of ev3 LLC provides that ev3 LLC shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of ev3 LLC under certain circumstances) by reason of the fact that the person is or was a member of the board of managers, officer, employee or agent of ev3 LLC, or is or was serving at the request of ev3 LLC as a member of the board, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of ev3 LLC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In connection with ev3 LLC’s merger with and into the Registrant, immediately prior to the Registrant’s initial public offering in June 2005, the operating agreement was terminated except for the indemnification obligations, which survived termination of the operating agreement.
     Pursuant to the terms of the Agreement and Plan of Merger dated as of July 21, 2007 by and among the Registrant, Foreigner Merger Sub, Inc., a wholly owned subsidiary of the Registrant (“Merger Sub”) and FoxHollow Technologies, Inc. (“FoxHollow”), pursuant to which Merger Sub merged with and into FoxHollow, with FoxHollow remaining as the surviving corporation and a wholly owned subsidiary of the Registrant (the “Merger”), the Registrant and FoxHollow, as the surviving corporation in the Merger, must, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to each person who had been at any time prior to the date of the Merger Agreement or who became prior to the effective time of the Merger, an officer, director or employee of FoxHollow or any of its subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of FoxHollow or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective time of the Merger, whether asserted or claimed prior to, or at or after, the effective time of the Merger. The Merger Agreement also provides that for a period of six years after the effective time of the Merger, the Registrant will, and will cause FoxHollow and its subsidiaries to, maintain in effect, honor and fulfill in all respects the obligations of FoxHollow and its subsidiaries under any and all indemnification agreements in effect immediately prior to the effective time of the Merger between FoxHollow or any of its subsidiaries and any of its officers, directors or employees, and will not amend, terminate or otherwise modify any such agreements. In addition, for a period of six years following the merger, the Registrant will, and will cause FoxHollow and its subsidiaries to, cause the certificate of incorporation and bylaws of FoxHollow and its subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of FoxHollow and its subsidiaries immediately prior to the effective time of the Merger, and during such six-year period, such provisions will not be amended, repealed or otherwise modified in any respect, except as required by law. Further, for a period of six years after the Merger, the Registrant has agreed to maintain in effect, and will cause FoxHollow and its subsidiaries to, maintain in effect, the current policies of directors’ and officers’ liability insurance maintained by FoxHollow, with respect to claims arising from facts or events which occurred at or before the effective time of the Merger. Prior to the effective time of the Merger, in lieu of maintaining such a policy, the Registrant purchased a six-year “tail” prepaid policy on terms and conditions no less advantageous than such policy. The Merger Agreement provides that FoxHollow will pay all expenses which an indemnified person may incur in enforcing the foregoing indemnity and other obligations.
     The Registrant has entered into agreements with its directors, executive officers and certain other employees regarding indemnification, in addition to indemnification provided for in the Registrant’s amended and restated certificate of incorporation, as amended, and intends to enter into indemnification agreements with any new directors and executive officers in the future. Under these agreements, the Registrant is required to indemnify them against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of them may be made a party because he or she is or was one of the Registrant’s directors, officers or employees. The Registrant will be obligated to pay these amounts only if the officer, director or employee acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the Registrant’s best interests. With respect to any criminal proceeding, the Registrant will be obligated to pay these amounts only if the officer, director or employee had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The following exhibits are filed with or incorporated by reference into this Registration Statement:

Exhibit No.	Description
4.1	Form of Stock Certificate (incorporated by reference to Exhibit 4.1 to ev3 Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-123851))

4.2	Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-123851))

4.3	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 99.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005 (File No. 000-51348))

4.4	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc. (incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007 (File No. 000-51348))

4.5	Second Amended and Restated Bylaws of ev3 Inc. (incorporated by reference to Exhibit 3.3 to ev3 Inc.’s Current Report on Form 8-K (Items 1.01, 5.02, 5.03 and 9.01) filed with the Securities and Exchange Commission on April 7, 2008 (File No. 000-51348))

4.6	Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.7	Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.8	Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V.,

Exhibit No.	Description
Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto (incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851))

4.9	Registration Rights Agreement, dated as of June 21, 2005, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto (incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348))

4.10	Stock Purchase Agreement, dated as of September 26, 2006, between FoxHollow Technologies, Inc. and Merck & Co., Inc. (incorporated by reference to Exhibit 4.3 to FoxHollow Technologies, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2006 (File No. 000-50998))

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP*

10.1	Robert J. Palmisano Inducement Grant Option Agreement (incorporated by reference to Exhibit 10.5 to ev3 Inc.’s Current Report on Form 8-K (Items 1.01, 5.02, 5.03 and 9.01) filed with the Securities and Exchange Commission on April 7, 2008 (File No. 000-51348))

23.1	Consent of Ernst & Young LLP*

23.2	Consent of PricewaterhouseCoopers LLP*

23.3	Consent of Oppenheimer Wolff & Donnelly LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Filed herewith

Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes as follows:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on June 3, 2008.

ev3 INC.
By:	/s/ Robert J. Palmisano
Robert J. Palmisano
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Robert J. Palmisano, Patrick D. Spangler and Kevin M. Klemz, or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, their, or his or her, substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Palmisano Robert J. Palmisano	President, Chief Executive Officer and Director (Principal Executive Officer)	June 3, 2008

/s/ Patrick D. Spangler Patrick D. Spangler	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2008

/s/ John K. Bakewell John K. Bakewell	Director	June 3, 2008

/s/ Jeffrey B. Child Jeffrey B. Child	Director	June 3, 2008

/s/ Richard B. Emmitt Richard B. Emmitt	Director	June 3, 2008

/s/ Richard N. Kender Richard N. Kender	Director	June 3, 2008

/s/ Daniel J. Levangie Daniel J. Levangie	Director	June 3, 2008

/s/ Thomas E. Timbie Thomas E. Timbie	Director	June 3, 2008

/s/ Elizabeth H. Weatherman Elizabeth H. Weatherman	Director	June 3, 2008

ev3 Inc.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit
No.	Description	Method of Filing
4.1	Form of Stock Certificate	Incorporated by reference to Exhibit 4.1 to ev3 Inc.’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-123851)

4.2	Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Amendment No. 5 to Registration Statement on Form S-1 (File No. 333-123851)

4.3	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 99.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005 (File No. 000-51348)

4.4	Amendment to Amended and Restated Certificate of Incorporation of ev3 Inc.	Incorporated by reference to Exhibit 3.1 to ev3 Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 23, 2007 (File No. 000-51348)

4.5	Second Amended and Restated Bylaws of ev3 Inc.	Incorporated by reference to Exhibit 3.3 to ev3 Inc.’s Current Report on Form 8-K (Items 1.01, 5.02, 5.03 and 9.01) filed with the Securities and Exchange Commission on April 7, 2008 (File No. 000-51348)

4.6	Holders Agreement, dated as of August 29, 2003, among the institutional investors listed on Schedule I thereto, the individuals whose names and addresses appear from time to time on Schedule II thereto, the individuals whose names and addresses appear from time to time on Schedule III thereto and ev3 LLC	Incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

4.7	Operating Agreement of ev3 LLC, dated as of August 29, 2003, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto	Incorporated by reference to Exhibit 4.3 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

Exhibit
No.	Description	Method of Filing
4.8	Amendment No. 1 to Operating Agreement of ev3 LLC, dated as of March 1, 2005, by and among ev3 LLC, Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other persons party thereto	Incorporated by reference to Exhibit 4.4 to ev3 Inc.’s Registration Statement on Form S-1 (File No. 333-123851)

4.9	Registration Rights Agreement, dated as of June 21, 2005, by and among ev3 Inc., Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners III, C.V., Vertical Fund I, L.P., Vertical Fund II, L.P. and certain other investors party thereto	Incorporated by reference to Exhibit 4.2 to ev3 Inc.’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2005 (File No. 000-51348)

4.10	Stock Purchase Agreement, dated as of September 26, 2006, between FoxHollow Technologies, Inc. and Merck & Co., Inc.	Incorporated by reference to Exhibit 4.3 to FoxHollow Technologies, Inc.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2006 (File No. 000-50998)

5.1	Opinion of Oppenheimer Wolff & Donnelly LLP	Filed herewith

10.1	Robert J. Palmisano Inducement Grant Option Agreement	Incorporated by reference to Exhibit 10.5 to ev3 Inc.’s Current Report on Form 8-K (Items 1.01, 5.02, 5.03 and 9.01) filed with the Securities and Exchange Commission on April 7, 2008 (File No. 000-51348)

23.1	Consent of Ernst & Young LLP	Filed herewith

23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.3	Consent of Oppenheimer Wolff & Donnelly LLP	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page to this Registration Statement